NEWS RELEASE

	Contacts:	Stacey Hudson, Investor Relations Manager Alon USA Partners GP, LLC 972-367-3808
FOR IMMEDIATE RELEASE
Investors: Jack Lascar/ Sheila Stuewe Dennard § Lascar Associates, LLC 713-529-6600 Media: Blake Lewis Lewis Public Relations 214-635-3020 Ruth Sheetrit SMG Public Relations 011-972-547-555551

Alon USA Partners, LP Reports Fourth Quarter and Full Year 2013 Results
Schedules conference call for March 7, 2014 at 10:00 a.m. Eastern
DALLAS, TEXAS, March 4, 2014 - Alon USA Partners, LP (NYSE: ALDW) (“Alon Partners”) today announced results for the quarter and year ended December 31, 2013. Net income for the fourth quarter of 2013 was $13.5 million compared to $113.2 million for the same period last year. Net income for the year ended December 31, 2013 was $136.2 million compared to $381.9 million for the same period last year.
Paul Eisman, CEO and President, commented, “The Big Spring refinery ran very well in the fourth quarter of 2013, achieving a record quarterly average throughput of 73,613 barrels per day. As a result of the strong operational performance, the refinery’s direct operating expense was under $4.00 per barrel for the fourth quarter of 2013. We experienced a sequential improvement in our fourth quarter 2013 results as we benefited from widened discounts in Midland-priced crudes relative to Cushing-priced crudes.
“With the cash generated during the fourth quarter, we paid a cash distribution of $0.18 per unit on March 3, 2014. With this distribution, we have distributed, based on operations in 2013, a total of $2.37 per unit.
“For the first quarter of 2014, we expect throughput at the Big Spring refinery to average approximately 73,000 barrels per day. We remain focused on successfully executing our major turnaround in the second quarter of 2014. During the turnaround, we expect to make modifications to our vacuum unit to increase diesel recovery by 2,000 barrels per day, as well as enhance our ability to optimize our crude slate and improve energy efficiency. As a result of the turnaround, we expect to operate Big Spring at 46,000 barrels per day for the second quarter and 67,000 barrels per day for the year.”
FOURTH QUARTER 2013
Refinery operating margin at the Big Spring refinery was $9.96 per barrel for the fourth quarter of 2013 compared to $25.26 per barrel for the same period in 2012. This decrease was mainly due to lower Gulf Coast 3/2/1 crack spreads and a narrowing WTI Cushing to WTS spread. The refinery's throughput for the fourth quarter of 2013 averaged 73,613 barrels per day ("bpd") compared to 72,109 bpd for the same period in 2012. The refinery operating margin was impacted by $5.7 million of costs associated with RINs obligations for the fourth quarter of 2013.
The average Gulf Coast 3/2/1 crack spread was $13.05 per barrel for the fourth quarter of 2013 compared to $27.10 per barrel for the same period in 2012. The average WTI Cushing to WTS spread for the fourth quarter of 2013 was $3.14 per barrel compared to $5.14 per barrel for the same period in 2012.

YEAR ENDED DECEMBER 31, 2013
Refinery operating margin at the Big Spring refinery was $14.59 per barrel for 2013 compared to $23.50 per barrel for 2012. This decrease was mainly due to lower Gulf Coast 3/2/1 crack spreads and a narrowing WTI Cushing to WTS spread. The refinery's throughput for 2013 averaged 67,103 bpd compared to 68,946 bpd for the same period in 2012. The refinery operating margin was impacted by $14.9 million of costs associated with RINs obligations for 2013.
The average Gulf Coast 3/2/1 crack spread for 2013 was $19.16 per barrel compared to $27.43 per barrel for 2012. The average WTI Cushing to WTS spread for 2013 was $3.72 per barrel compared to $4.09 per barrel for 2012.
CONFERENCE CALL
Alon Partners has scheduled a conference call which will also be webcast live on Friday, March 7, 2014, at 10:00 a.m. eastern time (9:00 a.m. central time), to discuss the fourth quarter 2013 results. To access the call, please dial 877-941-8609, or 480-629-9645, for international callers, at least 10 minutes prior to the start time and ask for the Alon USA Partners, LP call. Investors may also listen to the conference live by logging on to the Alon Partners' website, http://www.alonpartners.com. A telephonic replay of the conference call will be available through March 21, 2014, and may be accessed by calling 800-406-7325, or 303-590-3030, for international callers, and using the passcode 4668424#. The archived webcast will also be available at www.alonpartners.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at Dennard § Lascar Associates at 713-529-6600 or email dwashburn@dennardlascar.com.
This release serves as qualified notice to nominees under Treasury Regulation Section 1.1446-4(b). Please note that 100% of Alon Partners’ distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Alon Partners’ distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not Alon Partners, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.
Any statements in this release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission.
Alon USA Partners, LP is a Delaware limited partnership formed in August 2012 by Alon USA Energy, Inc. (“Alon Energy”) (NYSE: ALJ). Alon Partners owns and operates a crude oil refinery in Big Spring, Texas with total throughput capacity of approximately 70,000 barrels per day. Alon Partners refines crude oil into finished products, which are marketed primarily in West Texas, Central Texas, Oklahoma, New Mexico and Arizona through its wholesale distribution network to both Alon Energy’s retail convenience stores and other third-party distributors.

- Tables to follow -

ALON USA PARTNERS, LP AND SUBSIDIARIES CONSOLIDATED
EARNINGS RELEASE

RESULTS OF OPERATIONS - FINANCIAL DATA
(ALL INFORMATION IN THIS PRESS RELEASE EXCEPT FOR BALANCE SHEET DATA AS OF DECEMBER 31, 2012, AND INCOME STATEMENT DATA FOR THE YEAR ENDED DECEMBER 31, 2012, IS UNAUDITED)
	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(dollars in thousands, except per unit data, per barrel data and pricing statistics)
STATEMENT OF OPERATIONS DATA:
Net sales (1)	$878,524	$825,626	$3,430,287	$3,476,817
Operating costs and expenses:
Cost of sales	811,096	658,039	3,073,044	2,883,741
Direct operating expenses	26,923	27,685	110,940	100,908
Selling, general and administrative expenses	5,412	4,737	22,276	22,807
Depreciation and amortization	11,047	11,046	45,329	46,009
Total operating costs and expenses	854,478	701,507	3,251,589	3,053,465
Loss on disposition of assets	—	—	(21)	—
Operating income	24,046	124,119	178,677	423,352
Interest expense	(9,985)	(7,165)	(40,474)	(22,235)
Interest expense - related parties	—	(2,701)	—	(15,691)
Other income (loss), net	5	(3)	23	8
Income before state income tax expense	14,066	114,250	138,226	385,434
State income tax expense	570	1,018	2,004	3,536
Net income	$13,496	$113,232	$136,222	$381,898

Net income	$13,496	113,232	$136,222	381,898
Less: Net income attributable to predecessor operations	—	76,112	—	344,778
Net income attributable to Alon USA Partners, LP	$13,496	$37,120	$136,222	$37,120
Earnings per limited partner unit (2)	$0.22	$0.59	$2.18	$0.59
Weighted average common units outstanding (in thousands) (2)	62,502	62,500	62,502	62,500
Cash distribution per limited partner unit	$—	$—	$2.76	$—
CASH FLOW DATA:
Net cash provided by (used in):
Operating activities	$56,618	$165,209	$216,337	$528,825
Investing activities	(7,968)	(6,314)	(29,626)	(31,769)
Financing activities	44,457	(122,308)	(99,129)	(567,000)
OTHER DATA:
Adjusted EBITDA (3)	$35,098	$135,162	$224,050	$469,369
Capital expenditures	6,756	6,314	23,390	24,490
Capital expenditures for turnaround and chemical catalysts	1,212	—	6,236	7,279
KEY OPERATING STATISTICS:
Per barrel of throughput:
Refinery operating margin (4)	$9.96	$25.26	$14.59	$23.50
Refinery direct operating expense (5)	3.98	4.17	4.53	4.00

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(dollars in thousands, except per unit data, per barrel data and pricing statistics)
PRICING STATISTICS:
Crack spreads (per barrel):
Gulf Coast (WTI) 3/2/1 (6)	$13.05	$27.10	$19.16	$27.43
WTI Cushing crude oil (per barrel)	$97.47	$88.10	$97.97	$94.14
Crude oil differentials (per barrel):
WTI Cushing less WTI Midland (7)	$2.32	$3.60	$2.59	$2.88
WTI Cushing less WTS (7)	3.14	5.14	3.72	4.09
Brent less WTI Cushing (7)	12.42	23.05	11.63	18.35
Product price (dollars per gallon):
Gulf Coast unleaded gasoline	$2.49	$2.60	$2.70	$2.82
Gulf Coast ultra-low sulfur diesel	2.92	3.04	2.97	3.05
Natural gas (per MMBtu)	3.85	3.54	3.73	2.83

	As of December 31,
	2013	2012
BALANCE SHEET DATA (end of period):	(dollars in thousands)
Cash and cash equivalents	$153,583	$66,001
Working capital	18,007	1,702
Total assets	849,924	763,423
Total debt	344,322	295,311
Total debt less cash and cash equivalents	190,739	229,310
Total equity	145,442	181,726

THROUGHPUT AND PRODUCTION DATA:	For the Three Months Ended				For the Year Ended
	December 31,				December 31,
	2013		2012		2013		2012
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
WTS crude	39,775	54.0	48,894	67.8	43,705	65.1	52,190	75.7
WTI crude	28,690	39.0	19,180	26.6	20,706	30.9	14,396	20.9
Blendstocks	5,148	7.0	4,035	5.6	2,692	4.0	2,360	3.4
Total refinery throughput (8)	73,613	100.0	72,109	100.0	67,103	100.0	68,946	100.0
Refinery production:
Gasoline	39,170	53.0	37,572	52.3	33,736	50.4	34,637	50.3
Diesel/jet	24,529	33.3	22,612	31.4	22,404	33.5	22,329	32.5
Asphalt	3,391	4.6	3,615	5.0	3,640	5.4	4,084	5.9
Petrochemicals	4,651	6.3	4,199	5.8	4,152	6.2	4,054	5.9
Other	2,029	2.8	3,939	5.5	3,033	4.5	3,706	5.4
Total refinery production (9)	73,770	100.0	71,937	100.0	66,965	100.0	68,810	100.0
Refinery utilization (10)		97.8%		97.2%		94.9%		97.3%

(1)
Includes sales to related parties of $138,430 and $138,412 for the three months ended December 31, 2013 and 2012, respectively, and $600,710 and $588,828 for the years ended December 31, 2013 and 2012, respectively.

(2)
The calculation of earnings per limited partner unit during 2012 includes only earnings for the period following the closing of the initial public offering through December 31, 2012 of $37,120 for the three months and year ended December 31, 2012.

(3)
Adjusted EBITDA represents earnings before state income tax expense, interest expense, depreciation and amortization and loss on disposition of assets. Adjusted EBITDA is not a recognized measurement under GAAP; however, the amounts included in Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of state income tax expense, interest expense, loss on disposition of assets and the accounting effects of capital expenditures and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.
The following table reconciles net income to Adjusted EBITDA for the three months and years ended December 31, 2013 and 2012, respectively:

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(dollars in thousands)
Net income	$13,496	$113,232	$136,222	$381,898
State income tax expense	570	1,018	2,004	3,536
Interest expense	9,985	7,165	40,474	22,235
Interest expense - related parties	—	2,701	—	15,691
Depreciation and amortization	11,047	11,046	45,329	46,009
Loss on disposition of assets	—	—	21	—
Adjusted EBITDA	$35,098	$135,162	$224,050	$469,369

(4)
Refinery operating margin is a per barrel measurement calculated by dividing the margin between net sales and cost of sales by the refinery's throughput volumes. Industry-wide refining results are driven and measured by the margins between refined product prices and the prices for crude oil, which are referred to as crack spreads. We compare our refinery operating margin to these crack spreads to assess our operating performance relative to other participants in our industry.

(5)	Refinery direct operating expense is a per barrel measurement calculated by dividing direct operating expenses by total throughput volumes.

(6)
We compare our refinery operating margin to the Gulf Coast 3/2/1 crack spread. A Gulf Coast 3/2/1 crack spread is calculated assuming that three barrels of WTI Cushing crude oil are converted, or cracked, into two barrels of Gulf Coast conventional gasoline and one barrel of Gulf Coast ultra-low sulfur diesel.

(7)
The WTI Cushing less WTI Midland spread represents the differential between the average value per barrel of WTI Cushing crude oil and the average value per barrel of WTI Midland crude oil. The WTI Cushing less WTS, or sweet/sour, spread represents the differential between the average value per barrel of WTI Cushing crude oil and the average value per barrel of WTS crude oil. The Brent less WTI Cushing spread represents the differential between the average value per barrel of Brent crude oil and the average value per barrel of WTI Cushing crude oil.

(8)	Total refinery throughput represents the total barrels per day of crude oil and blendstock inputs in the refinery production process.

(9)	Total refinery production represents the barrels per day of various refined products produced from processing crude and other refinery feedstocks through the crude units and other conversion units.

(10)	Refinery utilization represents average daily crude oil throughput divided by crude oil capacity, excluding planned periods of downtime for maintenance and turnarounds.